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                                                                    Exhibit 10.7

              [LETTERHEAD OF RMH TELESERVICES, INC. APPEARS HERE]


August 14, 1998


Mr. John Fellows
2824 Sun Meadow Drive
Flower Mound, TX  75128

Dear John:

This will reflect the terms for your joining RMH Teleservices, Inc.

1.    Position - Chief Executive Officer
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2.    Base Salary - $275,000 per annum, for the first year of your employment,
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      $300,000 per annum for the second year of your employment and $325,000 per annum for the third year of your employment with annual increases thereafter to be determined by the Board.

3.    Start Date - The Start Date will be September 8, 1998.
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4.    Annual Bonus - You may be eligible to receive an Annual Bonus, in the
      ------------
      range of $75,000 to $100,000, as determined by the Board, based on performance goals set by the Board.

5.    Options - You will be granted options, pursuant to the RMH Teleservices,
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      Inc., 1996 Stock Incentive Plan to purchase 100,000 RMH common shares at the closing price on the Start Date. The options for 25% of the shares will vest when you have been employed by RMH for one year and an additional 25% of the shares will vest at the end of the second, third and fourth year of employment respectively.

6.    Signing Bonus - You will be entitled to a signing bonus of $75,000 payable
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      in 12 consecutive monthly installments coordinated upon your continued
      employment at the time each installment is due.

7.    Restricted Stock Grant - You will be granted 100,000 shares of the
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      Company's restricted common stock which shall vest at the rate of 20,000 shares per year over each of the first five anniversaries of the Start Date, provided you are employed by the Company on the anniversary date.

8.    Place of Employment - Your principal place of business will be RMH
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      headquarters in Bryn Mawr, Pennsylvania. The Company will reimburse you for your reasonable relocation expenses, up to $125,000, which includes income taxes.

9.    Benefits - You are entitled to participate in medical, disability, life
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      insurance, sick leave or other benefits or programs made available to other similarly situated employees of the Company. In
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      addition the Company will pay for the premium for family coverage under the Company's health plan made applicable to other similarly situated employees of the Company.

10.   Non-Compete, Trade Secrets, Etc. - From the Start Date until 24 months
      --------------------------------
      following the termination of your employment with the Company, for any or no reason, whether initiated by you or the Company, you will not, directly or indirectly, engage in any capacity or be financially interested in any business operating within the United States or Canada which provides telemarketing services materially the same as the services the Company provides to third parties, or any other business activities which are materially the same and which are in direct competition with the Company at the time of your termination, or any other business activities which are materially the same a those provided by the Company for any of the Company's past, present or prospective clients, customers or accounts. Additionally, from the Start Date until 24 months following the termination of your employment with the Company, for any or no reason, whether initiated by you or the Company, you will not, directly or indirectly, employ, induce or attempt to influence any employee, customer, independent contractor or supplier of the Company to terminate employment or any other relationship with the Company. You will not use for your own personal benefit or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm or company other than the Company, any confidential information of the Company during the term of your employment and for a period of five years after you cease to be employed by the Company, for any or no reason whether initiated by you or the Company At the termination of your employment with the Company you shall return to Company all copies of confidential information in any medium, including computer tapes and other forms of data storage. Any and all writings, inventions, improvements, processes, procedures and/or techniques which you may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when you are an employee, which relate to or are useful in connection with the Company's business or with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company.

11.   Severance - If the Company terminates your employment without Cause, you
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      shall be entitled to your then current Base Salary payable for a period of
      18 months following such termination so long as you execute and do not revoke a separation agreement and general release agreement acceptable to the Company. Cause shall include your breach or neglect of the material duties you are required to perform under this Agreement, your conviction of a felony or a crime of moral turpitude or your entering into an plea of nolo contendere (or similar plea) to a charge of such an offense, your use of alcohol or any unlawful controlled substance while performing your duties under this Agreement and/or such use materially interferes with the performance of your duties under this Agreement, you commit any act of criminal fraud, material dishonesty or misappropriation relating to or involving the Company, you materially violate a rule, regulation, policy or plan governing employee performance or an express direction of the Board, you engage in any unauthorized disclosure of confidential information of the Company or you act in a manner that is materially contrary to the best interest of the Company.

12.   Miscellaneous - The laws of the Commonwealth of Pennsylvania will govern
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      your employment arrangements. All compensation for the calendar year 1998 will be pro rated based on the

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      number of days during 1998 of your employment. Cause, for purposes of this letter, shall mean your willful refusal to perform a material and substantial part of your duties which has not been cured after 30 days written notice of the failure, or your commission of personal dishonesty, materially injurious to the company, or any act of fraud, misappropriation or criminal conduct.

If the foregoing accurately reflects our understanding, please sign a copy of this letter and return it to me.

Sincerely,

/s/ William A. Rosoff

William A. Rosoff
Chairman of the Board


Accepted and agreed to this

16th day of August, 1998.


/s/ John Fellows
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       John Fellows

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